Exhibit 10.19

PhytoMedical Technologies, Inc.

100 Overlook Drive, 2nd Floor

Princeton, New Jersey 08540

March 15, 2010

Mr. Greg Qujek

15 Chestnut Drive

Robbinsville, NJ 08540

            Re:       Resignation of Mr. Greg Wujek as the President and Chief Executive Officer of PhytoMedical Technologies, Inc. (“Phyto”) and the termination of the  Employment Agreement dated April 6, 2006 between Greg Wujek and Phyto (the “Employment Agreement”).

Dear Mr. Wujek

            This letter sets forth our agreement regarding Phyto’s obligations to you in connection with your resignation as its President and Chief Executive Officer effective as of March 15, 2010 and the termination of the Employment Agreement.

1.    Termination of Employment Agreement. The Employment Agreement is

hereby terminated effective as of March 15, 2010 (the “Termination Date”) and shall be of no further force or effect except for those provisions in the Employment Agreement, including Sections 8 and 9 of the Employment Agreement, relating to your undertakings as to confidentiality and non-solicitation and competition, specifically surviving termination, and are incorporated herein by reference.

2.    Resignation as President and Chief Executive Officer.     Your execution of this Agreement constitutes your written resignation as Phyto’s President and Chief Executive Officer effective as of the date hereof.

3.    Termination of Stock Options      It is hereby acknowledged and agreed that the Options granted pursuant to the Employment Agreement as reflected in the Stock Option Agreement dated August 1, 2006, are forfeited effective as of the date hereof.

4.    Return of Property            You have or will return prior to March 31, 2010, all   property, including corporate records, belonging to Phyto.

5.    Obligations of Phyto to You.        Subject to the satisfaction of the terms of this Agreement, and the execution by you, of this Agreement, Phyto will pay you in a lump sum payment the amount of $28,719 reflective of your unpaid salary from February 1, 2010 through March 15, 2010, subject to Phyto’s general payroll practices, including but not limited to applicable federal and state income tax withholdings (the “Resignation Payment”). The Resignation Payment is in full satisfaction of any and all compensation otherwise due you as a result of your employment by Phyto. The Resignation Payment will be made to you within five (5) business days of the consummation of a registered offering of its securities by the Company of its securities.

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6.    Successors and Assigns.               This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Phyto.

7.    No Disparagement/Confidentiality. You agree that you shall nota t any time engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of Phyto or any of its related entities or persons.

8.    Notices.  All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified or registered mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iv) hand delivery as follows:

            To the PhytoMedical:

PhytoMedical Technologies,Inc.

100 Overlook Drive, 2nd Floor

Princeton, New Jersey 08540

Facsimile (212) 246-3039

Attention: President and Chief Executive Officer

To GW:

Greg Wujek

15 Chestnut Drive

Robbinsville, NJ 08691

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Paragraph 8. Any notice given in accordance with the provisions of this Paragraph 8 shall be deemed given (i) three (3) Business Days after mailing (if sent by certified mail), (ii) one (1) Business Day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

9.         Agreement.      This document and its terms are confidential and shall be accorded the utmost confidentiality.  Except as specifically otherwise provided in Section 1 hereof, this Agreement constitutes the entire agreement between us, and supersedes all prior and/or contemporaneous written or oral agreements between us, relating to your employment and its termination.  This Agreement may not be modified except by a written document signed by both you and an authorized officer of Phyto.

10.       Advice.            Before signing this Agreement, you have been advised by Phyto of your right to consult with an attorney and have been encouraged to do so.  You also acknowledge that you have read this Agreement and that you understand all of its terms, and that you have entered into it of your own free will.  You understand that you have up to 10 days to review this Agreement prior to signing it.  If this Agreement is not accepted, you shall not receive any termination compensation, including but not limited to the Resignation Payment.

11.       Release.           You hereby remise, release, acquit, satisfy and forever discharge Phyto and its affiliates, and all present, past and future directors, officers, employees and agents of such corporation (collectively, the “Released parties”), of and from all, and any manner of action and actions, cause and

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causes of action, suits, debts, dues, sums of money accounts, contracts, controversies, agreements, promises, claims, duties, obligations, undertakings, damages, judgments and demands whatsoever, in law or in equity, which you or your personal representative, successor, heirs or assigns ever had, now have, hereafter can, shall or may have, against the Released Parties, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this release, including, but not limited to, all claims or disputes growing out of or in any  way connected with your employment by Phyto, the termination such employment, Title VII of the Civil Rights Act, as amended, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, under any stat’s human rights act, any federal, state or local discrimination statute or ordinance, breach of contract or public policy, wrongful or retaliatory discharge, defamation, mental anguish, intentional infliction of emotional distress, negligence, constructive discharge, personal or business injury, and any claims for compensation which may be due to you in connection with your employment by Phyto.

12.       Governing Law All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Mercer County, New Jersey, for the adjudication of any dispute hereunder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Very truly yours,

PhytoMedical Technologies, Inc.

By:_______________________________________________

Dr. James F. Lynch, President and Chief Executive Officer

The foregoing terms and conditions are agreed to and accepted by the undersigned on this 15th day of March, 2010.

_________________________________________________

Greg Wujek

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